Exhibit 4.5

[TRANSLATION]

Angel Fund (Asia) Investments Limited

and

Hoshin GigaMedia Center Inc.

Share Purchase Agreement

This agreement is entered into on October 30, 2013 by and between:

1.	Angel Fund (Asia) Investments Limited, a Cayman Islands limited liability company having its registered address at Floor 4, Willow House, Cricket Square, PO Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Buyer”); and

2.	Hoshin GigaMedia Center Inc., a Republic of China corporation with registered address at 8th Floor, No. 22, Lane 407, Tiding Boulevard Section 2, Neihu District, Taipei (the “Seller”).

Whereas:

(A)	SoftStar Entertainment Inc., a company-limited-by-shares incorporated under the laws of the Republic of China (the “Target Company”), is publicly listed on the Gre Tai Securities Market. As of the date hereof, its authorized capital is NT$1,000,000,000, divided into 100,000,000 common shares, each of par value NT$10. Its paid-in capital is NT$368,918,300, divided into 36,891,830 common shares, each of par value NT$10.

(B)	As of the date hereof, the Seller holds 4,978,562 common shares of the Target Company, each of par value NT$10 and representing approximately 13.50% of the outstanding shares of the Target Company.

(C)	The Buyer desires to purchase 4,978,562 common shares of the Target Company, each of par value NT$10 and representing approximately 13.50% of outstanding shares of the Target Company, from the Seller. The purchase price of each share is NT$15, for a total purchase price of NT$74,678,430 in total (the “Purchase Price”). The Seller desires to sell such shares to the Buyer.

It is hereby agreed:

1.	Definitions

1.1	In this Agreement:

“Encumbrance” includes any buy-back right, option right, right of preemptive, or right of transfer; any security interests such as mortgage, charge, pledge, and lien, restriction on transfer, or warranty; and any arrangement of lease-term, installment sale, credit-sale, conditional sale, or deferred payment sale

2.	Contemplated Transaction

Subject to the terms and conditions of this agreement, the Buyer will subscribe for and purchase from the Seller, and the Seller will issue and sell to the Buyer, four million nine hundred seventy-eight thousand five hundred and sixty-two (4,978,562) shares of the Target Company (the “Target Shares”), and all the attached rights to the Target Shares, including rights to unpaid dividends and the right of asset distribution declared after the Closing Date; nevertheless, the rights to unpaid dividends and the right of asset distribution declared prior to the Closing Date belong to the Seller, and the Buyer shall transfer all the dividends and assets received under such rights to the Seller within seven (7) days of receiving them.

3.	Closing

3.1	Upon the fulfillment of all the conditions under Article 4, or where the protected party waives any and all unfulfilled conditions, the contemplated transaction will take place on , 2013 or at such other time, within three (3) business days after the consummation of closing (“Closing Date”).

3.2	At closing:

(a)	After the Buyer shows the remittance that the Purchase Price has been paid pursuant to (c) of this Article, the Seller shall deliver the completed, signed and sealed share transfer form with the number of shares purchased by the Buyer to the Buyer. The Buyer shall deliver proof of the payment of the securities transaction tax to the Seller.

(b)	The Seller shall bring stock certificates representing the Target Shares, proof of the payment of the securities transaction tax, its seal and corporate registration and the Buyer shall bring the share transfer form, its seal and corporate registration to the stock service agency of the Target Company to effect the transfer the Target Shares, change the shareholders’ registrar and other relevant matters.

(c)	The Buyer shall remit the Purchase Price after deducting the securities transaction tax to the following bank account:

Bank Name:	CTBC Bank Co., Ltd., Dunhua North Road Branch
(Bank Code: 822)
Account Holder:	Hoshin GigaMedia Center Inc.
Account Number:	015118816207

3.3	For the consummation of the contemplated transaction, after the Closing Date, each party shall accommodate the other party’s reasonable request and take proper actions, including but not limited to providing the other party the necessary documents and information regarding the consummation of the transfer of Target Shares.

4.	Closing Conditions

4.1	The closing of the contemplated transaction is conditioned upon the satisfaction of the following conditions. If any of the conditions is not satisfied and not waived by the protected party, the parties have no obligation to close the contemplated transaction.

(a)	Both party have obtained all corporate approvals and permits necessary for the execution and performance of this Agreement, and the approvals and permits remain in full force and effect as of the Closing Date.

(b)	All consents, approvals, orders or authorizations of, or registrations, declarations or filings (governmental, regulatory and corporate) necessary for the entry into and performance of this Agreement have been obtained and remain in full force and effect as of the Closing Date.

(c)	The parties have signed and executed all the related documents in accordance with terms of this Agreement.

(d)	There are no events of material breach or likely to lead to material breach of this Agreement.

(e)	There are no governmental or court orders which prohibit the contemplated transaction.

4.2	Either party shall promptly notify the other party by writing the occurrence of any of the above-listed events.

5.	Representations and Warranties

5.1	The Seller hereby represents and warrants to the Buyer that the following statements are true as of the date of this Agreement:

(a)	The Seller owns the Target Shares and there is no Encumbrance hereof;

(b)	The Seller is a corporation duly organized and validly existing, and has all requisite corporate power to sign and execute this Agreement. As of signing and executing this Agreement, the Seller has obtained or will obtain necessary internal permissions or authorizations, and all required consents, permissions or approvals from third parties have been or will be obtained;

(c)	The signing and execution of this Agreement do not violate: (1) The Articles of Incorporation of the Seller; (2) contracts that are binding on the Seller; (3) governmental orders of court judgments that are binding the Seller; and

(d)	All information regarding the Seller provided by the Seller to the Buyer are true and correct in all material respects, and there are no untrue statements or requested documents or information omitted.

5.2	The Buyer hereby represents and warrants to the Seller that the following statements are true as of the date of this Agreement:

(a)	The Buyer is a corporation duly organized and validly existing, and has all requisite corporate power to sign and execute this Agreement. As of signing and executing this Agreement, the Seller has obtained or will obtain necessary internal permissions or authorizations, and all required consents, permissions or approvals from third parties have been or will be obtained;

(b)	The signing and execution of this Agreement do not violate: (1) The Articles of Incorporation of the Buyer; (2) contracts that are binding on the Buyer; (3) governmental orders of court judgments that are binding the Buyer;

(c)	The Buyer is aware that the Target Shares are private equity that have not been publicly issued and are not permitted to be sold to the public in stock market. The purpose of the Buyer purchasing the Target Shares from the Seller is to hold such shares personally; and

(d)	All information provided by the Buyer to the Seller, including but not limited to the transferee qualifications for the Target Shares, are true and correct in all material respects, and there are no untrue statements or requested documents or information omitted.

6.	Covenants

6.1	The Buyer hereby makes following covenants to the Seller:

(a)	After Closing, in the first instance the Target Company issues new shares (not including events of private placement, issuance of stock dividends and capital increase out of capital reserves), the Buyer shall transfer pre-emptive subscription rights, to the extent of 15% of the shares to be issued by the Target Company, to the Seller, and the Buyer shall do its utmost to assist the Seller with subscribing to such shares. The Seller has the discretion to decide to subscribe all or part of the shares within that extent and shall inform the Buyer to facilitate follow-up processes.

(b)	After Closing, in the first instance the Target Company issues convertible bonds, the Buyer shall assist the Seller with obtaining subscription rights to the extent of 15% of the overall amount of the bonds to be issued by the Target Company.

(c)	After the Buyer has performed either of (a) or (b) above, the other covenant no longer binds the Buyer.

(d)	Before the Buyer intends to transfer or dispose all or part of the Target Shares to any third party, the Buyer shall first obtain written consent from the Seller, and ensure such third party sign an agreement with the Seller to undertake above covenants; otherwise the transaction between the Buyer and the third party shall be deemed null.

7.	Breach and Indemnification

7.1	Any party who is in breach of any article of this Agreement, including the representations, warranties or undertakings, shall indemnify the other party from such breach. However, the total indemnification shall not exceed the Purchase Price.

7.2	The indemnification in the previous paragraph shall constitute the whole liability of the parties with respect to the contemplated transaction. The parties shall not make any other claims except for claims based on the previous paragraph.

8.	Termination

8.1	This Agreement may be terminated at any time prior to the Closing Date pursuant to the following:

(a)	The contemplated transaction does not close prior to November , 2013.

(b)	Either party petitions or is petitioned for declaration of bankruptcy, reorganization, dissolution, liquidation, or involved in other similar situations.

(c)	Either party materially breaches this Agreement, and which breach have not been cured, within thirty (30) days following receipt by the breaching party of written notice of such breach by the other party.

8.2	Articles 7 through 11 and Article 15 of this Agreement remains effective in the event of termination of this Agreement.

8.3	Unless otherwise agreed in this Agreement, neither party or its respective board of directors shall be held liable to the other party or the other party’s affiliates in the event of termination of this Agreement pursuant to Article 8.1; provided, however, that nothing herein shall relieve any party from any breach of its obligations under this Agreement prior to such termination.

9.	Assignment

Neither any of the rights nor obligations under this Agreement shall be assigned by either party without the prior written consent of the other party. This Agreement will be binding upon either party and either party’s respective successors and assignees.

10.	Entire Agreement

10.1	This Agreement (including all transaction documents referred to herein) constitute the entire agreement and supersedes all prior written and oral lists, drafts, agreements and memoranda among the parties with respect to the subject matter hereof.

10.2	The attachments to this Agreement constitute a part of this Agreement and have the effect as this Agreement.

10.3	The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

10.4	This Agreement may only be amended by an instrument in writing.

11.	Notices

11.1	All notices and other communications hereunder shall be in writing.

11.2	All notices and other communications hereunder shall be delivered, facsimiled or emailed to the parties at the following addresses. If any of the following addresses changes, such party must promptly notify the other party. Otherwise all notices and other communications delivered, facsimiled or emailed to the original address shall be deemed given.

Buyer	Angel Fund (Asia) Investments Limited
Registered Address:	Floor 4, Willow House, Cricket Square PO Box 2804, Grand Cayman KY1-1112 Cayman Islands

Contact Address:	27/F, Taipei 101 7 Xinyi Road Section 5 Xinyi District Taipei

Facsimile:	02-81016327
Email:	sandy@angel-fund.net

Seller	Hoshin GigaMedia Center Inc.
Address:	8th Floor No. 22, Lane 407, Tiding Boulevard Section 2 Neihu District Taipei

Facsimile:	26568001
Email:	dirk.chen@gigamedia.com

12.	Confidentiality

Both parties agree to keep any information obtained from the other party and the existence and contents of this Agreement strictly confidential. Each party shall use reasonable protective and preventive measures to keep the other party’s information confidential, as if that information was their own. Unless written consent is obtained from the other party, confidential information shall only be used for specific purposes and shall not be disclosed to third parties. In pursuing the specific purposes mentioned above, confidential information can be disclosed to shareholders, employees and legal and financial advisors; however, party shall be jointly and severally liable along with its employees. The confidentiality obligations of the parties under this Agreement shall not apply to information:

1.	obtained from a public source or the public domain;

2.	obtained or used by a third party when neither party has violated its confidentiality obligations;

3.	independently developed without access to confidential information of the other party or known prior to access of the other party’s confidential information;

4.	disclosed to a third party for the necessary implementation of this Agreement where such third party is bound by a similar obligation to keep the information confidential; or

5.	disclosed by a party in response to an order or request by a court or other governmental body, as otherwise required by law. In such a situation, the disclosing party shall promptly notify the other party and assist the other party with obtaining necessary injunctive or protective measures under current law.

13.	Costs, Expenses and Tax

13.1	Except as otherwise set forth in this Agreement, notwithstanding the closing of the contemplated transaction, each party shall bear its own costs and expenses in connection with the contemplated transaction, including the cost, expenses and disbursements of financial advisors, accountants, lawyers and other professionals.

13.2	Each party shall bear its own taxes in connection with the contemplated transaction in accordance with law.

14.	Severability

If any provision or part thereof in this Agreement is held to be illegal, invalid or unenforceable, the remainder of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or part thereof.

15.	Governing Law and Jurisdiction

15.1	This Agreement shall be governed and construed in accordance with the laws of the Republic of China. Matters not mentioned herein shall be supplemented by the laws of the Republic of China.

15.2	The Taiwan Shihlin District Court shall be the court with first instance jurisdiction over any dispute, controversy or claim arising out of or relating to this Agreement.

16.	Counterparts

This agreement is executed in duplicate, one for each party, with each deemed an original.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to sign this Agreement on the Effective Date

Buyer	Angel Fund (Asia) Investments Limited
Representative	Jun-Guang Yu

/s/ Jun-Guang Yu

Seller	Hoshin GigaMedia Center Inc.
Representative	Guo-lun Huang

/s/ Guo-lun Huang